Exhibit 99.1

                      Abiomed Announces Strategic
                 Investment in WorldHeart Corporation


    DANVERS, Mass.--(BUSINESS WIRE)--December 12, 2007--Abiomed, Inc. (NASDAQ: ABMD), a leading provider of medical devices that provide circulatory support to acute heart failure patients today announced a strategic investment in WorldHeart Corporation (NASDAQ: WHRT, TSX:
WHT), a developer of implantable mechanical circulatory support systems for chronic heart failure patients. Under the terms of the transaction, Abiomed has agreed to loan $5 million in convertible secured debt to WorldHeart, with a term of two years and bearing interest at 8% per annum. The loan is convertible, at Abiomed's option, into common shares of WorldHeart at a conversion price of approximately $1.75 per share, resulting in an approximately 19.9% ownership interest in WorldHeart upon conversion. The loan is secured by all of the assets of WorldHeart, including its intellectual property. Abiomed ended its most recent fiscal quarter with $59.5 million in cash and no debt.

    "We are excited about the opportunity to work with WorldHeart. They are well respected in the field of circulatory support and have an extensive network of loyal heart surgeons," commented Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. "Based on the analysis of our top scientists, and our due diligence with leading customers, we believe that the Levacor(TM) mag-lev rotary pump represents the best solution for long-term support applications, including bridge to transplant and destination therapy. Abiomed remains committed and focused on heart recovery for acute patients, especially with Impella in the cath lab. However, we also recognize the unmet clinical need for patients suffering from chronic heart failure that can benefit from a long-term implantable LVAD."

    Additionally, the two companies have entered into a two-year marketing and clinical support services agreement through which they will seek opportunities to leverage existing expertise and resources at Abiomed and potentially provide cost savings for WorldHeart. In consideration for these support services, Abiomed will be issued a warrant for the purchase of up to 3,400,000 common shares of WorldHeart. Abiomed has also been granted a right of first refusal to distribute WorldHeart's products, other than the Novacor LVAS product that is currently being sold by WorldHeart. Abiomed has the largest sales and clinical team in the ventricular assist device field, calling on the catheterization labs, intensive care units and heart surgery suites. In addition, Abiomed has been granted the right to designate one nominee or observer to the WorldHeart board of directors.

    WorldHeart is currently developing the Levacor Rotary Ventricular Assist Device (VAD), which is designed to provide support for chronic heart failure patients. The Levacor is a bearingless, fully magnetically levitated implantable centrifugal rotary pump that suspends the spinning rotor, minimizing wear within the pump and allowing greater clearances around the rotor with more uniform flow patterns. The Levacor has not been approved by the FDA for sale in the United States.

    "We believe that the Levacor magnetically levitated implantable rotary pump will provide features and performance that will leapfrog all existing rotary pumps. Its design inherently has a low risk for stroke complications, even at low flows," stated Dr. Bob Kung, Chief Scientist of Abiomed.

    Abiomed and WorldHeart intend to explore technical synergies between the two companies, such as the potential to use Abiomed's information and transcutaneous energy transfer (iTET) system with WorldHeart's Levacor product. Abiomed's patented iTET system consists of internal and external coils that are used to transmit power and information across the skin. Because tubes or wires do not pierce the skin, like other implantable LVADs, the chances of developing an infection are significantly decreased and patients have the freedom to shower and bathe without the need for protective dressing. Abiomed has 9 patents and greater than $40 million invested in the iTET platform. Abiomed has patient experience with the iTET from its AbioCor artificial heart study with home and hospital remote diagnostics, and long-term engineering reliability data.

    "We are excited about the opportunities presented by this strategic alliance," said Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart. "This alliance creates a winning strategy by bringing together complementary technologies and broad device portfolios. Abiomed's intellectual property portfolio includes numerous patents in the implantable pump field, and we are honored they have chosen the Levacor as the long-term implantable device of choice."

    Under the terms of the agreement, Abiomed has advanced $1,000,000 of the loan in December 2007, with the additional $4,000,000 expected to be advanced in January 2008. If Abiomed chooses to convert the loan and exercise the warrant for 3,400,000 shares, at $.01 per share, subject to adjustments for certain dilutive issuances, this would total approximately 6.26 million common shares of WorldHeart. Based on this conversion and approximately 11.51 million shares of WorldHeart currently outstanding, Abiomed would have approximately 35% ownership interest in WorldHeart. Abiomed's ability to exercise the warrant and convert the loan is currently limited to a maximum of approximately
2.29 million shares under the applicable rules of the NASDAQ Stock Market until the transaction has been approved by WorldHeart's shareholders. Abiomed does not currently intend to acquire ownership or control of additional securities of WorldHeart, other than as described above.

    CONFERENCE CALL AND WEBCAST INFORMATION

    WorldHeart will host a conference call to discuss the investment on Wednesday, December 12, 2007, at 10:00 a.m. ET. Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart Corporation, will host the conference call and Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed, Inc. will participate.

    The conference call may be accessed by dialing 866-356-4441 (if dialing from within the U.S.) or 617-597-5396 (if dialing from outside the U.S.). The passcode is 37457013. A replay of the conference call will be available 2 hours after the completion of the conference call for a period of 7 days by dialing 888-286-8010 (if dialing from within the U.S.) or 617-801-6888 (if dialing outside the U.S.). The replay conference ID access code is 23506939.

    ABOUT ABIOMED

    Abiomed, Inc. is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Abiomed's products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. Abiomed's headquarters are located at 22 Cherry Hill Drive, Danvers, Massachusetts, 01923. For additional information, please visit www.abiomed.com.

    ABOUT WORLDHEART

    WorldHeart is a developer of long-term mechanical circulatory support systems with broad-based next-generation technologies. WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, Netherlands. WorldHeart's registered office is Ottawa, Ontario, Canada.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including the results of the Company's pivotal study, uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the risk factors contained in the Company's Annual Report filed on Form 10-K and its recently filed quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.


    CONTACT: Abiomed, Inc.
             Daniel J. Sutherby, 978-777-5410
             Chief Financial Officer
             ir@abiomed.com
             or
             For Abiomed, Inc.
             Brodeur
             Heather Nevers, 617-587-2814
             Media Relations
             hnevers@brodeur.com